Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Anthony Galici

Executive Vice President, Chief Financial Officer

(860) 286-1307

agalici@indusrt.com

Ashley Pizzo

Vice President, Capital Markets & Investor Relations

(212) 218-7914

apizzo@indusrt.com

INDUS ANNOUNCES CLOSING ON THE ACQUISITION OF A 139,500 SF INDUSTRIAL/LOGISTICS BUILDING IN LAKELAND, FL

NEW YORK, NEW YORK (August 5, 2021) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, announced today that it has completed the acquisition of a fully leased, 139,500 square foot industrial/logistics building in Lakeland, Florida (the “Lakeland Acquisition”). The Company used cash on hand to pay the $17.8 million purchase price, which equates to an in-place cash capitalization rate of approximately 4.0%.

Michael Gamzon, President and Chief Executive Officer of INDUS, commented, “We are very excited to expand our presence in Central Florida, a market that continues to benefit from strong population and economic growth.  We believe we have the opportunity to meaningfully increase rents to market rates upon the expiration of tenant leases, which have a weighted average lease term remaining of 2.5 years.”

The Lakeland Acquisition increases the Company’s Central Florida industrial/logistics portfolio to approximately 416,000 square feet, not including the approximately 195,000 square foot two-building Orlando speculative development expected to be completed by the third quarter of 2022.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. Including the Lakeland Acquisition, INDUS owns 43 buildings totaling approximately 5.3 million square feet (including 33 industrial/logistics buildings aggregating approximately 4.9 million square feet) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.

Forward-Looking Statements

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These forward-looking statements include INDUS’s beliefs and expectations regarding future events or conditions including, without limitation, statements regarding management’s expectations for population and economic growth in Central Florida, the opportunity to increase rents at the Lakeland Acquisition upon the expiration of current tenant leases and the timing of the approximately 195,000 square foot two-building Orlando speculative development. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’s Annual Report on Form 10-K for the fiscal year ended November 30, 2020, filed with the SEC on February 18, 2021. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.